Exhibit 4.3





                            SCHEDULE "2.22"

                 Terms Relating to Conversion Period


         During any Conversion Period (including without limitation any Conversion Period occurring during the twenty-four (24) months preceding the Facility Termination Date), the terms and conditions set forth on this Schedule "2.22" shall be deemed to be incorporated into the Agreement, and Borrowers, Banks and Agent shall act in accordance herewith.

I.                  ADJUSTMENTS TO CERTAIN COVENANTS.

           1. Adjustments During a Secured Conversion Period or a Modified Secured Conversion Period. If the Conversion Period is a Secured Conversion Period or a Modified Secured Conversion Period, then during the Conversion Period, Sections 8.2, 8.4, 8.5 and 8.6 shall be deemed to be deleted from the Agreement.

           2. Adjustments to Certain Covenants During an Unsecured Conversion Period. If the Conversion Period is an Unsecured Conversion Period, then during the Conversion Period:

                           (a)  Section 2.1.  Section 2.1(iii) of the Agreement
shall be deemed to be modified in its entirety to read as follows: "(iii) the aggregate principal amount of all Advances plus the aggregate amount of the Facility Letter of Credit Obligations outstanding with respect to all Borrowers plus the aggregate principal amount outstanding of all Public Indebtedness described in Section 8.2(xv) shall not exceed the aggregate of all Borrowing Bases for all Borrowers determined as of the most recent Inventory Valuation Date."

                           (b)  Section 2.2.  Section 2.2(iii) of the Agreement
shall be deemed to be modified in its entirety to read as follows: "(iii) the aggregate principal amount of all Advances plus the aggregate amount of the Facility Letter of Credit Obligations outstanding with respect to all Borrowers plus the aggregate principal amount outstanding of all Public Indebtedness described in Section 8.2(xv) exceeds the aggregate of all Borrowing Bases for all Borrowers determined as of the most recent Inventory Valuation Date."

                           (c)  Section 4.2.  Section 4.2(v) of the Agreement
shall be deemed to be modified in its entirety to read as follows: "(v) if, after giving effect to the Facility Letter of Credit or amendment or extension thereof requested hereunder, the aggregate principal amount of all Facility Letter of Credit Obligations plus the principal amount of all Advances outstanding plus the aggregate principal amount outstanding of all Public Indebtedness described in Section 8.2(xv) would exceed the aggregate of all Borrowing Bases determined as of the most recent Inventory Valuation Date."


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                           (d)  Section 5.2.  Section 5.2(iii)(C) of the
Agreement  shall be deemed to be  modified  in its  entirety to read as follows:
"(C) the aggregate principal amount of all Advances plus the aggregate amount of the Facility Letter of Credit Obligations outstanding plus the aggregate principal amount outstanding of all Public Indebtedness described in Section 8.2(xv) shall not exceed the aggregate of all Borrowing Bases (determined as of the most recent Inventory Valuation Date)."

                           (e)      Section 8.2(xv).  Section 8.2(xv) of the
Agreement shall be deemed to be modified in its entirety to read as follows:

                           (xv) Public Indebtedness, so long as such Indebtedness (A) as to Guarantor, is either subordinated to or pari passu with Guarantor's obligations under the Guaranty; and (B) as to Borrowers, is Subordinated Indebtedness; provided, however, that the aggregate amount of such Public Indebtedness shall be subject to the limitations in Sections 2.1(iii), 2.2(iii), 4.2(v) and 5.2(iii)(C).

                           (f)  Section 8.2(xviii).  The following Section 8.2
(xviii) shall be deemed to be added to the Agreement:

                  8.2(xviii) Indebtedness, except Public Indebtedness, secured by Liens permitted under Section 8.6(v).

                           (g)  Section 8.6.  Section 8.6(v) shall be deemed to
be modified in its entirety to read as follows:

                  8.6(v) Liens incurred in the ordinary course of business not otherwise permitted by this covenant, provided that (I) the Liens encumber real property owned by the obligor of the applicable Indebtedness (provided that a Borrower may be the obligor of such Indebtedness and Guarantor may guarantee such Indebtedness), and (II) the obligations secured by any Lien shall not exceed eighty percent (80%) of the fair market value of the real property covered thereby (if the obligations do not relate to the construction of improvements on, or development of, the real property) or eighty percent (80%) of the value of the real property covered thereby as if all Improvements to be located thereon have been completed (if the obligations relate to the construction of Improvements on the real property), as applicable.

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A.                CHANGES AND ADDITIONS TO DEFINED TERMS.

As used in this Schedule "2.22",

         "Borrowing Base" shall have the meaning set forth in the Agreement during the first thirty (30) days after the Conversion Date. Thereafter, and until that day that is ninety (90) days (or 120 days, as applicable, pursuant to the provisions of Paragraph 6 below) after the Conversion Date, Borrowing Base shall mean, with respect to an Inventory Valuation Date for which it is to be determined, an amount equal to the sum of the following assets of each Borrower:

                           (i) the aggregate of the following amounts with respect to each Presold Unit that constitutes Pledged Collateral or Eligible Collateral: the lesser of (a) eighty percent (80%) of the respective Unit Base Appraised Value (if a Unit Base Appraisal has been received), or (b) eighty percent (80%) of the respective purchase price under the applicable purchase contract, or (c) eighty percent (80%) of the respective book value; plus

                           (ii) the aggregate of the following amounts with respect to each Spec Unit that constitutes Pledged Collateral or Eligible Collateral: the lesser of (a) seventy percent (70%) of the respective Unit Base Appraised Value (if a Unit Base Appraisal has been received), or (b) seventy percent (70%) of the respective book value; plus

                           (iii) the aggregate of the following amounts with respect to each Model Unit that constitutes Pledged Collateral or Eligible Collateral: the lesser of (a) seventy percent (70%) of the respective Unit Base Appraised Value (if a Unit Base Appraisal has been received), or (b) seventy percent (70%) of the respective book value; plus

                           (iv) the aggregate of the following amounts with respect to each parcel of Land Under Development that constitutes Pledged Collateral or Eligible Collateral: the lesser of (a) fifty percent (50%) of the respective Land Appraised Value (if a Land Appraisal has been received); or (b) fifty percent (50%) of the respective book value;

         provided, however, that (A) the aggregate of the amounts calculated pursuant to clauses (ii) and (iv) with respect to all Borrowers shall not exceed, on any Inventory Valuation Date, the aggregate of the amounts calculated pursuant to clauses (i) and (iii) with respect to all Borrowers, and (B) the aggregate of the amounts calculated pursuant to clause (iv) shall not exceed at any time fifty percent (50%) of the Aggregate Commitment.

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After that day that is ninety (90) days (or 120 days, as applicable, pursuant to the provisions of Paragraph 6 below) after the Conversion Date, Borrowing Base shall mean, with respect to an Inventory Valuation Date for which it is to be determined, an amount equal to the sum of the following assets of each Borrower:

                           (I) the aggregate of the following amounts with respect to each Presold Unit that constitutes Eligible Collateral: the lesser of (a) eighty percent (80%) of the respective Unit Base Appraised Value, or (b) eighty percent (80%) of the respective purchase price under the applicable purchase contract, or (c) eighty percent (80%) of the respective book value; plus

                           (II) the aggregate of the following amounts with respect to each Spec Unit that constitutes Eligible Collateral: the lesser of (a) seventy percent (70%) of the respective Unit Base Appraised Value, or (b) seventy percent (70%) of the respective book value; plus

                           (III) the aggregate of the following amounts with respect to each Model Unit that constitutes Eligible Collateral: the lesser of (a) seventy percent (70%) of the respective Unit Base Appraised Value, or (b) seventy percent (70%) of the respective book value; plus

                           (IV) the aggregate of the following amounts with respect to each parcel of Land Under Development that constitutes Eligible Collateral: the lesser of (a) fifty percent (50%) of the respective Land Appraised Value, or (b) fifty percent (50%) of the respective book value.

         provided, however, that (A) the aggregate of the amounts calculated pursuant to clauses (II) and (IV) with respect to all Borrowers shall not exceed, on any Inventory Valuation Date, the aggregate of the amounts calculated pursuant to clauses (I) and (III) with respect to all Borrowers, and (B) the aggregate of the amounts calculated pursuant to clause (IV) shall not exceed at any time fifty percent (50%) of the Aggregate Commitment.

         "Collateral Documents" is defined in Paragraph C(5).

         "Due Diligence Documents" is defined in Paragraph C(6).

         "Eligible Collateral" means Collateral which satisfies each of the following requirements: (i) the applicable Borrower has provided all Collateral Documents and otherwise satisfied the conditions precedent set forth in Paragraph C(5) with respect to such Collateral, and (ii) the applicable Borrower has provided all Due Diligence Documents and otherwise satisfied the

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conditions   precedent  set  forth  in  Paragraph  C(6)  with  respect  to  such
Collateral, and (iii) such Collateral has not become subject to Paragraph C(4).

         "Finished Lots" means parcels of land owned by any Borrower which are duly recorded and platted for use as Housing Units and zoned for such use, with respect to which all requisite governmental consents and approvals have been obtained and on which (i) all development activity, other than finishing detail permitted by the local jurisdiction where such lot is located, has been completed and (ii) water and sewer connections have been brought to the lot shown on the plat covering such parcel and are available for hook-up to a Housing Unit; provided, however, that the term "Finished Lots" shall not include any real property upon which the construction of a Housing Unit has commenced. For purposes of this definition, the construction of Housing Unit shall be deemed to have commenced upon commencement of the trenching for the foundation of the Housing Unit.

         "Improvements" means (i) offsite improvements on the Land Under Development (including, without limitation, curbs, grading, landscaping, sprinklers, storm and sanitary sewers, paving, sidewalks, and utilities) necessary to make the Land Under Development suitable for the construction of Housing Units, and (ii) any common area improvements to be constructed on the Land Under Development.

         "Land Appraisal" means an appraisal of the Land Under Development and the Improvements (as they exist, if completed, or as they will exist upon completion) (i) ordered by Agent, (ii) prepared by an appraiser satisfactory to Agent, (iii) in compliance with all federal and state standards for appraisals,
(iv) reviewed by Agent, and (v) in form and substance satisfactory to Agent in its absolute and sole discretion.

         "Land Appraised Value" means the market value for the Land Under Development and the Improvements (as they exist, if completed, or as they will exist upon completion), which shall be the value approved or determined by Agent in its absolute and sole discretion after review of a Land Appraisal.

         "Net Sales Proceeds" means the gross sales price of a Housing Unit set forth in the purchase contract for such Housing Unit, less (i) any earnest money deposit, (ii) customary tax prorations, (iii) reasonable and customary real estate brokerage commissions payable to any Person who is neither (A) employed by any Borrower or Guarantor, nor (B) engaged in on-site sales at the Subdivision in which the Unit is located, and (iv) reasonable and customary closing costs, including any "points" payable by the Borrower.

         "Pledged Collateral" means Collateral where the applicable Borrower has satisfied the conditions precedent set forth in Paragraph C(5).

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         "Subdivision" means a group of lots designated on the final subdivision plat or filing; provided, however, that with respect to multiple subdivision plats or filings that are phases of a larger development and are in reasonable proximity to each other, then all of the lots shown on such subdivision plats or filing or in such phases in which a common product type is being constructed shall be deemed in the aggregate to constitute a single Subdivision, as approved by Agent in its reasonable discretion.

         "Unit Base Appraisal" means, with respect to each type of Unit, an appraisal of the Unit and a typical lot in the applicable Subdivision, as selected by Agent, as such Unit will exist upon completion (i) ordered by Agent,
(ii) prepared by an appraiser satisfactory to Agent, (iii) in compliance with all federal and state standards for appraisals, (iv) reviewed by Agent, and (v) in form and substance satisfactory to Agent in its absolute and sole discretion.

         "Unit Base Appraised Value" means the value of a Unit and a typical lot in the applicable Subdivision, as selected by Agent, without lot premiums, options, and upgrades, as approved or determined by Agent in its absolute and sole discretion after review of a Unit Base Appraisal.

         "Unit Budget" means, with respect to each type of Housing Unit, the budget of the costs, expenses, and fees necessary for or related to construction of that type of Housing Unit. Such budget shall include (i) the onsite cost of labor and materials directly related to construction of the type of Unit, other "hard costs," construction permits, tap fees and other fees for permits required by any governmental authority, and costs of direct project supervision, (ii) costs and expenses related to upgrades, options, and decorator items, (iii) insurance costs, advertising and marketing costs, escrow and title fees, processing and closing fees, wire transfer fees, legal fees, and appraisal fees, and (iv) a reserve for repair and maintenance. There shall be a separate budget for each type of Housing Unit.

         "Unit Plans and Specifications" means, with respect to each type of Housing Unit, plans and specifications for construction of that type of Housing Unit, prepared by an architect, certified by the applicable Borrower to Agent together with any amendments or modifications thereof.

B.                BORROWERS' OBLIGATION TO PROVIDE COLLATERAL.

          1. Collateral. If the Conversion Period is a Secured Conversion or a Modified Secured Conversion Period, then Borrowers shall provide, and Agent shall accept on behalf of Banks, Collateral as security for the Obligations, which security shall be on the terms and conditions set forth in this Schedule "2.22." During the first thirty (30) days after the Conversion Date, Agent and Banks shall continue to make Advances in accordance with, and pursuant to the limitations of, the Agreement. Thereafter, and until that day that is ninety (90) days after the Conversion Date, Advances shall be made to each Borrower only with respect to Pledged Collateral (as defined herein) that is owned by such Borrower, pursuant to the terms of this Schedule "2.22." Thereafter, Advances shall be made to each Borrower only with respect to

                                    -6-
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Eligible Collateral (as defined herein) that is owned by such Borrower, pursuant to the terms of this Schedule "2.22."

          2.               Amount of Collateral to be Provided.  Within thirty
(30) days after the Conversion Date (where the Conversion Period is a Secured Conversion Period or a Modified Secured Conversion Period), and thereafter during the Conversion Period, Borrowers shall comply with the provisions of Paragraph C(5) with respect to Housing Units and Land Under Development listed on the most recent Borrowing Base Certificate in an amount sufficient to cause Borrowers to be in compliance at all times with Section 2.1 of the Agreement. Within ninety (90) days after the Conversion Date (where the Conversion Period is a Secured Conversion Period or a Modified Secured Conversion Period), and thereafter during the Conversion Period, Borrowers shall also comply with the provisions of Section C(6) of this Schedule "2.22" with respect to Housing Units and Land Under Development listed on the most recent Borrowing Base Certificate in an amount sufficient to cause Borrowers to be in compliance at all times with
Section 2.1 of the Agreement.

          3. Advances and Additional Collateral During Conversion Period. Borrowers may continue to request Advances and Facility Letters of Credit during the Conversion Period. If the Conversion Period is a Secured Conversion Period or a Modified Secured Conversion Period, Borrowers may continue to provide to Agent, for the benefit of Banks, additional Eligible Collateral in accordance with the terms hereof; provided, however,

                       a. After Borrowers provide the initial Eligible Collateral during the 90- day period described in Paragraph 5 above, a Borrower may not add any new Land Under Development except Finished Lots during the Conversion Period; and

                       b. A Borrower may not add any new Housing Units to Eligible Collateral during the last six (6) months of the Conversion Period.

            4. Extraordinary Events Affecting Collateral. Upon the occurrence of any of the following events, Housing Units or Land Under Development, as applicable, at any time constituting Pledged Collateral (or Eligible Collateral, as applicable) may be declared by Agent to no longer be Pledged Collateral (or Eligible Collateral, as applicable):

                         a.         Material Damage, Destruction, or
Condemnation.  Any Housing Unit is  materially  damaged,  destroyed,  or becomes
subject  to  any  condemnation   proceeding  or  environmental   impairment  (as
reasonably determined by Agent).

                         b.         Default Regarding Title Insurance.  Any
title company fails to perform its obligations under any agreement with Agent respect to such Collateral or the requirements of the Loan Documents for title insurance with respect to such Collateral are not satisfied.

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            5.             Collateral Documents to be Provided by Borrower.
Within thirty (30) days after the Conversion Date (where the Conversion Period is a Secured Conversion Period or a Modified Secured Conversion Period), Borrowers shall deliver to Agent, for the benefit of Banks, the following documents, each of which shall be acceptable to Agent in its reasonable discretion, with respect to Housing Units and Land Under Development shown on the most recent Borrowing Base Certificate in an amount sufficient to cause Borrowers to be in compliance at all times with Section 2.1 of the Agreement. The documents delivered by Borrowers pursuant to this Paragraph C(5) are referred to herein as the "Collateral Documents."

                         a.         Deed of Trust.  The applicable Borrower
shall have executed, delivered to Agent, acknowledged, and recorded and filed a Deed of Trust (or an amendment or modification thereof), UCC-1 financing statements (as required by Agent) and such other documents as Agent or any Bank may reasonably require to attach, perfect or otherwise secure the Collateral, and Agent shall execute, file and record such documents as applicable.

                         b.         Environmental Agreement.  The applicable
Borrower and Guarantor shall have executed and delivered to Agent an Environmental Agreement covering the Collateral.

                         c.          Title Insurance.  The applicable Borrower
shall have provided to Agent an American Land Title Association loan policy or policies of title insurance (or other reasonably acceptable policy) or an irrevocable and unconditional commitment to issue such policy or policies, or an endorsement to an existing title policy or policies in form satisfactory to Agent, issued by a title company reasonably acceptable to Agent, insuring the Deed of Trust. Such policy or policies shall have a liability limit in an amount to be determined by Agent in its reasonable discretion shall provide coverage and otherwise be in form and substance satisfactory to Agent (including, without limitation, mechanic's lien coverage with respect to claims existing on the date the Deed of Trust is recorded or that would have priority over the Deed of Trust, if available in the jurisdiction at a reasonable premium, as determined by Borrowers and Agent) insuring Agent's interest on behalf of Banks under the applicable Deed of Trust as a valid first lien on the property encumbered by the Deed of Trust. Such policy shall be accompanied by such reinsurance and co-insurance agreements and endorsements as Agent may require. Such policy must contain exceptions only for those items described in the definition of Permitted Liens and such other exceptions as are satisfactory to Agent and must have attached such endorsements (including, without limitation, endorsements insuring over any items described in clauses (i)(B) or (ii)(B) in the definition of Permitted Liens) as Agent may reasonably require.

                         d.         Insurance Policies.  The applicable Borrower
shall have delivered to Agent a certificate of insurance or other evidence thereof satisfactory to Agent, and at Agent's request, certified copies of the policies of insurance required under the Loan Documents.

                                    -8-
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                         e.         Opinion Letter.  If requested by Agent, the
applicable Borrower shall have delivered to Agent a favorable opinion from a law firm representing Borrowers and Guarantor covering such matters as Agent may require.

            6.             Due Diligence Documents to be Provided by Borrower.
Within ninety (90) days after the Conversion Date (where the Conversion Period is a Secured Conversion Period or a Modified Secured Conversion Period), Borrowers shall deliver to Agent, for the benefit of Banks, the following documents, each of which shall be acceptable to Agent in its reasonable discretion, with respect to Housing Units and Land Under Development shown on the most recent Borrowing Base Certificate in an amount sufficient to cause Borrowers to be in compliance at all times with Section 2.1 of the Agreement (except that the appraisal described in item (c) below shall be ordered by Agent, in a diligent and timely manner, at Borrower's expense); provided, however, that if Borrowers have diligently obtained all items described in this Paragraph 6 during such 90-day period with respect to any Housing Unit or Land under Development other than the appraisal described in item (c) below, then Borrowers shall have an additional thirty (30) days to provide such appraisal. The documents delivered by Borrowers pursuant to this Paragraph C(6) are referred to herein as the "Due Diligence Documents."

                         a.         Plat and/or Survey.  The applicable Borrower
shall have delivered to Agent one or more recorded plats, covering the Collateral. Each plat must contain a legal description of the land covered by the plat, must describe and show all boundaries of and lot lines within such land, all streets and other dedications, and all easements affecting such land. In addition, if no plat is available, if requested by Agent, such Borrower shall provide Agent an ALTA survey for such Collateral, in form and substance acceptable to Agent.

                         b.         Types of Housing Units.  The applicable
Borrower shall have provided Agent a description of the types of Housing Units to be constructed within the Subdivision relating to such Collateral together with Unit Budgets for each such type of Unit, and a pro forma for the Subdivision in a form satisfactory to Agent showing such Borrower's expected profit from the Subdivision.

                         c.         Appraisal.  Agent shall have received a Land
Appraisal or, as applicable, a Unit Base Appraisal for the type of Unit in question. Agent shall have the right to order reappraisals, at the applicable Borrower's expense, no more frequently than annually unless otherwise required by applicable law or regulation. The Land Appraised Value and the Unit Base Appraised Value for the type of Unit shall have been approved by Agent in its absolute and sole discretion.

                         d.         Lot Information.  The applicable Borrower
shall have provided Agent documentation relating to such Borrower's acquisition of the applicable lots, including, without limitation, the identity of the seller of such lots. The applicable Borrower also shall have

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provided to Agent documentation establishing the acquisition price of such lots, including, without limitation, a copy of the applicable option agreement or other agreement for purchase of such lots.

                         e.          Approvals.  If requested by Agent the
applicable Borrower shall have made available to Agent for Agent's inspection evidence of appropriate zoning and existence of all approvals of governmental authorities and other third parties necessary to permit the construction and sale of Housing Units in the Subdivision relating to the Collateral for the applicable stage of construction; including, without limitation, all applicable public reports, architectural committee approvals and any other approvals required under the CC&Rs.

                         f.         Soils Tests.  At Agent's request, the
applicable Borrower shall have provided a soils test report prepared by a licensed soils engineer satisfactory to Agent showing the location of, and containing boring logs from, all borings, together with recommendations for the design of the foundations, paved areas and underground utilities for the Subdivision relating to the Collateral. At Agent's request, the applicable Borrower shall also provide such soils test reports for individual Lots within such Subdivision.

                         g.         Environmental Assessment.  The applicable
Borrower shall have delivered to Agent a report of an environmental assessment (including a fifty (50) year chain of title review) of each Subdivision (or applicable phase thereof) addressed to Agent by an environmental engineer acceptable to Agent containing such information, results, and certifications as Agent may require, in its absolute and sole discretion, and dated not earlier than six (6) calendar months before the Borrower's request. Depending upon the results of the environmental assessment, the Borrower shall also provide such follow up testing, reports, and other actions as may be required by Agent in its absolute and sole discretion. The contents of the environmental assessment report and any follow up must be satisfactory to Agent in its absolute and sole discretion. If such reports are not addressed to Agent, the Borrower shall cause a reliance letter, in form and substance satisfactory to Agent, to be provided to Agent.

                         h.         Environmental Questionnaire.  The applicable
Borrower shall have delivered to Agent, Agent's form of environmental questionnaire, fully completed and duly executed by such Borrower. The answers to the questions in the questionnaire must be satisfactory to Agent.

                         i.         Utilities.  The applicable Borrower shall
have provided to Agent evidence, which may be in the form of letters from local utility companies or local authorities (if not evidenced on the plat of the Subdivision or disclosed by other documents provided in this Paragraph), that
(a) telephone service, electric power, storm sewer, sanitary sewer and water facilities are or will be available to the Subdivision relating to the Collateral and to the boundary of each lot therein; (b) such utilities are adequate to serve the lots in such Subdivision and exist at the boundary of the Subdivision; and (c) no conditions exist to affect such Borrower's right to connect into and have adequate use of such utilities except for the payment of a normal connection charge or tap charges and except for the payment of subsequent charges for such services to the utility supplier.

                         j.         Flood Report.  The applicable Borrower shall
have provided to Agent evidence satisfactory to Agent as to whether (a) the Collateral is located in an area designated by the Department of Housing and Urban development as having special flood or mudslide hazards, and (b) if the Collateral is located in such an area, the community in which the Collateral is located is participating in the National Flood Insurance Program.

                         k.         Assessments, Charges, and Taxes.  For taxes,
assessments, and other charges that Agent has approved in writing for payment in installments pursuant to the Deed of Trust, the applicable Borrower shall have delivered to Agent evidence that such installments are current. For all other taxes, assessments, water, sewer, and other charges levied or assessed which are then due and payable, such Borrower shall have delivered to Agent evidence that such amounts have been paid in full.

                         l.         Assignments.  If requested by Agent, the
applicable Borrower shall have made available to Agent for Agent's inspection copies of the Unit Plans and Specifications and all executed contracts relating to design and construction of the Housing Unit or the Improvements between the Borrower and any other Person (including, without limitation, the architect and each contractor or subcontractor for labor, materials, or services), together with assignments thereof as Agent may request.

                         m.         Purchase Contract.  If requested by Agent,
if such Housing Unit is a Presold Unit, the applicable Borrower shall have made available to Agent for Agent's inspection a copy of the purchase contract for such Housing Unit if requested by Agent.

                         n.         Distressed Improvement Districts.  If
requested by Agent, the applicable Borrower shall have provided evidence that any improvement or assessment district in which the Collateral is located shall not (i) be insolvent under applicable law or subject to any bankruptcy or similar proceedings; or (ii) directly or indirectly cause the Subdivision relating to the Collateral to be subject to any suspension, disqualification, or disapproval by FHA, FNMA, VA, FHLMC, or any similar governmental or quasi-governmental agency that originates, purchases, insures or guarantees home mortgage loans.

                         o.         Other Items.  The applicable Borrower shall
have provided to Agent such other agreements, documents, and instruments as Agent may reasonably require.

                         p.         Other Actions.  Borrowers and Guarantor have
performed such other actions as Agent may reasonably require.

            7. Conditions Precedent to Adding Additional Eligible Collateral to Borrowing Base. Each Borrower may, from time to time, request
Agent to approve additional Housing Units or Finished Lots as Eligible Collateral for inclusion in such Borrower's Borrowing Base. Approval of new Eligible Collateral shall be at Agent's reasonable discretion. When requesting consideration of new Eligible Collateral, if requested by Agent a Borrower shall deliver to Agent a completed subdivision checklist in form and substance satisfactory to Agent, supported by such documentation as Agent may require, and each of the following conditions precedent shall have been satisfied (or waived) in Agent's absolute and sole discretion, and each of the following deliveries shall have been approved by Agent in its absolute and sole discretion:

                         a.         Defaults.  No Event of Default shall have
occurred and be continuing.

                         b.         Satisfaction of Other Conditions.  Borrowers
or the applicable Borrower shall have satisfied the conditions precedent set forth in Paragraphs C(5) and C(6) with respect to such Eligible Collateral.

            8. Additional Conditions Precedent to All Advances Against Eligible Collateral that Includes Housing Units. During a Secured Conversion Period or a Modified Secured Conversion Period, Agent shall be obligated to make Advances against Eligible Collateral that includes Housing Units only upon satisfaction of the following additional conditions precedent, as determined by Agent in its absolute and sole discretion. If any of the following conditions precedent are not satisfied as to any Eligible Collateral, then such Collateral shall be automatically excluded from the Borrowing Base:

                         a.         Inspection Report.  If required by Agent,
Agent shall not have received written evidence from Agent's inspector(s) or from Agent's employee(s) performing inspections for Agent that construction of each Housing Unit constituting Eligible Collateral does not comply with the respective Unit Plans and Specifications in all material respects.

                         b.         Lot Location Survey.  If requested by Agent
in its absolute and sole discretion, the applicable Borrower shall have obtained and made available to Agent for inspection a lot location survey for any Housing Units constituting Eligible Collateral.

                         c.         Approvals and Inspections by Governmental
Authorities. If requested by Agent, all inspections and approvals by governmental authorities required for the stage of completion of each Housing Unit shall have been obtained and made available to Agent to Agent for inspection.
                         d.         Payment of costs, Expenses, and Fees.  All
costs, expenses, and fees to be paid by any Borrower or Guarantor on or before the date of the Advance under the Loan Documents or the Guaranty have been paid in full.

            9.             Release of Collateral.   So long as no Event of
Default has occurred and is continuing, a Borrower may request releases of Housing Units and Land Under Development (including Finished Lots) from the lien and encumbrance of a Deed of Trust from time to time; provided, however, Agent (on behalf of Banks) shall be under no obligation to release any Housing Unit or Land Under Development unless each of the following conditions precedent is satisfied:

                         a.         In the case of any Housing Unit or Land
Under Development that is being released for the purpose of sale, (i) such Borrower shall have paid to Agent, for the benefit of Banks, from its own funds (including Net Sales Proceeds) and not from proceeds of Advances, the greater of
(A) any amount payment then required pursuant to Section 2.2 of the Agreement as a result of such release, or (B) the Net Sales Proceeds; and (ii) if requested by Agent, such Borrower shall have delivered to Agent a closing report required under Paragraph D(2)(a); or

                         b.         With respect to releases of Land Under
Development or Housing Units for purposes other than sale, both before and after giving effect to such release, the outstanding Advances do not exceed the limitations in Section 2.1 of the Agreement and the applicable Borrower has made any payments required pursuant to Section 2.2 of the Agreement; and

                         c.         The property to be released and the property
remaining  subject to the Deed of Trust shall be a legal lot(s) or parcel(s);
and

                         d.         If requested by Agent with respect to any
Housing Unit, a Declaration of Covenants, Conditions and Restrictions shall have been recorded covering the property providing, among other things, for the ownership of common areas by a property owners association as common areas and for certain easement and other rights by the owner of each lot in the common areas. That Declaration, the documents for the property owners association, and all other related documents and instruments shall be satisfactory to Agent in both form and substance, and the interest of the applicable Borrower thereunder shall have been assigned to Agent as further security for the Obligations. That assignment and any financing statements or related documents shall be in form required by Agent.

                         e.         Agent shall have received such endorsements
to its policy of title insurance insuring the lien of the applicable Deed of Trust as Agent may require; and

                         f.         Agent shall have received a written request
for the partial release together with such documents and information as Agent may reasonably request to verify that the conditions for such release have been satisfied; and

                         g.         All costs and expenses of Agent relating to
all partial releases shall be paid by the applicable Borrower, including but not limited to reconveyance fees, title fees, recording fees and legal expenses; and

                         h.         No partial release shall impair or adversely
affect Banks' security in the property remaining subject to the applicable Deed of Trust or any term or provision of the Deed of Trust as it pertains to the property remaining subject to the Deed of Trust.

Any amounts paid to Agent under subparagraph (a) including, without limitation, Net Sales Proceeds, shall be applied to the outstanding principal balance of all Advances made to such Borrower, and if no unpaid Advances are then outstanding, for deposit into a cash collateral account maintained with Agent, pledged by such Borrower and controlled by Agent, and established with respect to such Borrower.

                  Notwithstanding the foregoing, if an Event of Default or Unmatured Event of Default has occurred and is continuing, a Borrower may request releases of Land Under Development or Housing Units that are not included in Eligible Collateral from the lien and encumbrance of a Deed of Trust from time to time; provided, however, Agent (on behalf of Banks) shall be under no obligation to release any Land Under Development or Housing Unit unless each of the conditions precedent set forth in subparagraphs (a) and (c) through (h) have been satisfied. For purposes of satisfying the condition precedent in subparagraph (a)(i), such Borrower shall be required to pay to Agent, from its own funds (including Net Sales Proceeds) and not from proceeds of Advances, the greater of (I) the appraised value of such Land Under Development or Housing Unit, as determined by Agent in its absolute and sole discretion, based on an appraisal provided by such Borrower to Agent, at such Borrower's expense, or
(II) the Net Sales Proceeds (if the release is requested in connection with a sale).

C. ADDITIONAL AFFIRMATIVE COVENANTS DURING A SECURED CONVERSION PERIOD OR A MODIFIED SECURED CONVERSION PERIOD.

                  During a Secured Conversion Period or a Modified Secured Conversion Period:

            1. Appraisal Fees, Title Insurance Premium, and Other Costs, Expenses, and Fees. Each Borrower shall pay to Agent, for the benefit of Banks, the following fees, from such Borrower's own funds, which shall be earned by Banks on the date due under the Loan Documents and shall be non-refundable to such Borrower: appraisal fees, appraisal review fees, title insurance premium, and other costs, expenses, and fees that each Borrower is obligated to pay pursuant to the Loan Documents, including, without limitation, all fees and costs associated with periodic inspections of the Eligible Collateral owned by such Borrower, in the amounts specified by Agent, payable monthly during the term of a Secured Conversion Period or a Modified Secured Conversion Period, within five (5) days after demand by Agent.

            2. Information and Statements. If requested by Agent Borrowers shall furnish to Agent each of the following, which shall be segregated for each Borrower and shall be cumulated for all Borrowers so as to include information for all Borrowers and all Eligible Collateral, as applicable:

                         a.         Closing Report.  On each Business Day, a
report of all Housing Unit sales closed on the previous Business Day, in form and substance satisfactory to Agent, together with a reconciliation of the most recently submitted inventory report pursuant to clause (b) below and recalculation of Eligible Collateral after giving effect to such closings. For purposes of this clause (a), a sale will be deemed to have closed when the escrow agent for the sale has received all funds necessary to close the sale and paid to Agent, for the benefit of Banks, all sums owed to Agent pursuant to Paragraph C(9) and is unconditionally prepared to record the deed conveying title to such Housing Unit.

                         b.         Sales and Inventory Reports.  As soon as the
same are available and in any event within twenty-five (25) days after the end of each calendar month, (i) a report showing sales and cancellation of sales of Housing Units during the preceding calendar month, and (ii) a report showing the inventory of Housing Units (including Housing Units in progress) as of the end of the preceding calendar month. Such report shall contain such detailed information as Agent may reasonably require.

                         c.         Gross Profit Analysis.  Within sixty (60)
days after the end of each calendar quarter, an analysis of gross profit for each Subdivision, as of the end of such calendar quarter, and cumulatively for the calendar year.

                         d.         Land Holdings.  Within sixty (60) days after
the end of each quarter, a detailed schedule of all land owned by each Borrower and Guarantor, setting forth, without limitation, the location and book value of all such holdings.

                         e.         Unit Budgets.  On each anniversary of the
Conversion Date, and at such other time as requested by Agent, updated Unit Budgets.

                         f.         Other Items and Information.  Such other
information (including without limitation supporting schedules for financial statements) concerning any Borrower and Guarantor, the Property, and the assets, business, financial condition, operations, property, prospects, and results of operations of any Borrower and Guarantor as Agent reasonably requests from time to time. Additionally, promptly upon request of Agent, the applicable Borrower shall deliver to Agent counterparts and/or conditional assignments as security of any and all construction contracts, receipted invoices, bills of sale, statements, conveyances, and other agreements, documents, and instruments of any nature relating to the Eligible Collateral owned by such Borrower or under which such Borrower claims title to any materials or supplies used or to be used in the Eligible Collateral. Also, in this regard, promptly upon request of Agent, each

Borrower shall deliver to Agent a complete list of all contractors, subcontractors, material suppliers, other vendors, artisans, and laborers performing work or services or providing materials or supplies for the Eligible Collateral owned by such Borrower.

            3. Insurance. Borrowers shall obtain and maintain the following insurance and pay all related premiums as they become due:

                         a.         Property.  Insurance of the Eligible
Collateral against damage or loss by fire, lightning, and other perils, on an all-risks basis, such coverage to be in an amount not less than the full replacement value of any and all Housing Units constituting Eligible Collateral. During the period of construction of the Housing Units or Improvements, such policy shall be written on an all-risks basis, with no coinsurance requirement, and shall contain a provision granting the insured permission to complete and/or occupy the Housing Units or Land Under Development, as applicable.

                         b.         Liability.  Commercial general liability
insurance protecting Borrowers, Agent and Banks against loss or losses from standard liability, including contractual liability, and arising from bodily injury, death, or property damage with a limit of liability of not less than the following amounts:

                   Per occurrence:           $ 1,000,000.

                   General aggregate:        $ 2,000,000.

                   Minimum umbrella
                   excess liability
                   insurance amount:         $50,000,000.

Such policies must be written on an occurrence basis so as to provide blanket contractual liability, broad form property damage coverage, and coverage for products and completed operations. In addition, there shall be obtained and maintained business motor vehicle liability insurance protecting Borrowers, Agent and Banks against loss or losses from liability relating to motor vehicles owned, non-owned, or hired used by a Borrower with a limit of liability of not less than $1,000,000 (combined single limit for personal injury (including bodily injury and death) and property damage).

                         c.         Flood.  A policy or policies of flood
insurance in the maximum amount of flood insurance available with respect to all Collateral under the Flood Disaster Protection Act of 1973, as amended. This requirement will be waived with respect to any Collateral presentation of evidence satisfactory to Agent that no portion of the Collateral in question is located within an area identified by the U.S. Department of Housing and Urban Development as having special flood hazards.

                         d.         Worker's Compensation.  Worker's
compensation insurance, disability benefits insurance, and such other forms of insurance as required by law covering loss resulting from injury, sickness, disability, or death of employees of each Borrower. Borrowers shall cause each contractor and each subcontractor having employees located on or assigned to the Collateral to obtain and maintain this same coverage for all eligible employees.

                         e.         Additional Insurance.  Each Borrower shall
obtain and maintain such other policies of insurance as Agent may reasonably request in writing.

                         f.         Other.  All policies for required insurance
shall be in form and substance satisfactory to Agent in its absolute and sole discretion. Such insurance may be carried under blanket policies, so long as such policy provides the coverage for each Housing Unit as provided in Paragraph D(3)(a) and otherwise complies with this Paragraph D(3). All required insurance shall be procured and maintained in financially sound and generally recognized responsible insurance companies selected by Borrowers and approved by Agent. Such companies must be authorized to write such insurance in the State where the Collateral is located. Each company shall be rated "A" or better by A.M. Best Co., in Bests' Key Guide, or such other rating acceptable to Agent in Agent's absolute and sole discretion. All property policies evidencing required insurance shall name Agent on behalf of Banks as first mortgagee and loss payee. All liability policies evidencing required insurance shall name Agent on behalf of Banks as additional insured. The policies shall not be cancelable as to the interests of Banks due to the acts of any Borrower or Guarantor. The policies shall provide for at least thirty (30) days prior written notice of the cancellation or modification thereof to Agent.

                         g.         Evidence.  A certificate and, if requested
by Agent, a certified copy of each insurance policy or, if acceptable to Agent in its absolute and sole discretion, certificates of insurance evidencing that such insurance is in full force and effect, shall be delivered to Agent, together with proof of the payment of the premiums thereof. At least five (5) days prior to the expiration of each such policy, Borrowers shall furnish Agent evidence that such policy has been renewed or replaced in the form of the original or a certified copy of the renewal or replacement policy or, if acceptable to Agent in its absolute and sole discretion, a certificate reciting that there is in full force and effect, with a term covering at least the next succeeding calendar year, insurance of the types and in the amounts required in this Paragraph D(3).

              4. Appraisals. Agent shall have the right to order Unit Base Appraisals and Land Appraisals from time to time. Each Appraisal is subject to review and approval by Agent. Each Unit Base Appraisal shall be accompanied by the following documents and information: (i) one (1) set of Unit Plans and Specifications for the type of Housing Unit covered by the Unit Base Appraisal;
(ii) the proposed sales price for the type of Housing Unit; (iii) the final Unit Budget (or the estimated Unit Budget, if the final Unit Budget is not approved) for the type of Housing Unit covered by the Unit Base Appraisal; (iv) mini floor plans, square footage, anticipated absorption, estimated unit mix, and number of models (by floor plan), all for the applicable

Subdivision; and (v) a complete legal description of the specific lots in the Subdivision, together with applicable recording information.

                  The Borrower that owns the appraised Housing Units agrees, within fifteen (15) days after demand by Agent, to pay to Agent the cost and expense for such Unit Base Appraisals. All FNMA appraisals or other appraisals of Housing Units accepted by Agent that do not have a specific expiration date shall be updated at Agent's request. Based on the updated, respective Unit Base Appraised Value approved or determined by Agent in its reasonable discretion, Agent shall have the right to revise the most recent Borrowing Base Certificate delivered to Agent. If the outstanding principal amount of Advances exceeds the limitations in Section 2.1 of the Agreement as a result of such revision, then the applicable Borrower shall be required to make a mandatory prepayment to Agent pursuant to Section 2.2 of the Agreement.

              5. Commencement and Completion of Improvements and Housing Units. Each Borrower shall cause construction of its respective Improvements and Housing Units to be prosecuted and completed in good faith, with due diligence, and without delay subject to acts of God, labor strikes and other force majeure events beyond the reasonable control of such Borrower. A Borrower may commence construction of Housing Units at any time. Each Borrower shall cause its respective Improvements and Housing Units to be constructed (i) in a good and workmanlike manner, (ii) in compliance with all applicable laws, rules and regulations, and (iii), with respect to Housing Units, unless otherwise consented to by Agent in advance in writing in the absolute and sole discretion of Agent, in substantial accordance with the respective Unit Plans and Specifications. Upon demand by Agent, each Borrower shall correct any defect in its respective Improvements or Housing Units or any material departure from any applicable laws, rules and regulations or, to the extent not theretofore approved in writing by Agent, the respective Unit Plans and Specifications. Each Borrower understands and agrees that inspection of the Land Under Development and Housing Units by or on behalf of Agent, the review by Agent of Borrowing Notices and related documents and information, the making of Advances by Banks, any actions by Agent pursuant to Paragraph D(6), and any other actions by Agent or any Bank shall not be a waiver of Agent's right to require compliance with this Paragraph D(5). If Agent shall ever be required to complete the construction of the Improvements or any Housing Units, whether occasioned by the occurrence of an Event of Default or for any other reason, any sums expended by Agent or any Bank in constructing such Improvements or Housing Units shall be treated as Advances to the applicable Borrower hereunder and shall be deemed the legal, valid and binding obligations of such Borrower to Banks.

              6.           Rights of Inspection; Correction of Defects; Agency.
Agent and its agents, employees, and representatives shall have the right at any time and from time to time to enter upon the Collateral in order to inspect the Collateral; provided, however, any Person entering upon the Collateral shall observe and comply with the applicable Borrower's safety requirements. So long as no Event of Default has occurred and is continuing, Agent shall inspect each Housing Unit and each Land Under Development no less frequently than once in any calendar quarter;

provided, however, that if the results of any such inspection disclose with respect to Housing Units, errors in the information provided by the applicable Borrower with respect to Housing Units that constitute, in the aggregate, three percent (3%) or more of the total Housing Units owned by such Borrower that constitute Eligible Collateral, then Agent may, in its sole and absolute discretion, (A) increase the frequency of all inspections conducted with respect to all Housing Units that are Eligible Collateral, and/or (B) increase the frequency of all inspections conducted with respect to all Housing Units owned by the such Borrower.

                  If Agent, in its judgment, determines that any Improvements or Housing Units or any materials or work do not conform with the applicable plans and specifications in all material respects or with any applicable laws, rules and regulations or are otherwise not in conformity with sound building practice, Agent shall have the right to stop the work (unless such Collateral is removed from Eligible Collateral) and to order replacement or correction of any such materials or work regardless of whether or not such materials or work have
theretofore  been   incorporated  in  the  Improvements  or  Housing  Units,  as applicable, regardless of whether Agent's representatives have previously inspected such work or materials. The Borrower that owns the Housing Unit or Land Under Development shall promptly make such replacement or correction. Inspection by Agent or any Bank or by Agent's or any Bank's inspectors of the Land Under Development or the Housing Units is for the sole purpose of protecting the security of Banks and is not to be construed as a representation by Agent or any Bank that there has been compliance with the applicable plans and specifications, the applicable laws, rules and regulations or that the Housing Units or Improvements are free of defects in materials or workmanship. Borrowers may make or cause to be made such other independent inspections as Borrowers may desire for their own protection.

              7. Miscellaneous. Any inspections or determinations made by Agent or any Bank or lien waivers, receipts, or other agreements, documents, and instruments obtained by Agent or any Bank are made or obtained solely for Agent's and Bank's own benefit and not in any way for the benefit or protection of any Borrower. Agent and Banks may accept and rely on any information from an architect, any other Person providing labor, materials, or services for Housing Units or Improvements, any Borrower, or any other Person as to labor or materials furnished or incorporated in the Housing Units or the Improvements and the cost and payment therefor and as to all other matters relating to construction of the Housing Units and the Improvements without the necessity of verifying such information. Agent and Banks have no obligation to any Borrower or Guarantor to ensure compliance by contractor, engineer, or any other Person in carrying out construction of the Housing Units or Improvements.

              8. Agent's Inspector(s). Each Borrower agrees that during construction of Housing Units and Improvements, Agent shall have the right to employ an outside inspector or inspectors who shall review all construction activities undertaken in regard to Housing Units and Improvements and who shall prepare reports of such reviews. Alternatively, Agent may elect to have employees of Agent or any Bank(s) perform such reviews and prepare such reports. In addition, the employees of Agent will review the inspection reports of any outside inspector(s), will review Borrowing Notices, will perform other activities related to Borrowing Notices, and will perform other activities in administering and monitoring the Advances.

              9. Further Assurances. Each Borrower shall promptly execute, acknowledge, and deliver such additional agreements, documents, and instruments and do or cause to be done such other acts as Agent may reasonably request from time to time to better assure, preserve, protect, and perfect the interest of Banks in the Collateral of such Borrower and the rights and remedies of Banks under the Loan Documents.

             10. Payment of Net Sales Proceeds. Each Borrower shall, upon the closing of a sale of any Housing Unit, pay to Agent, for the benefit of Banks, from its own funds for application to the outstanding unpaid aggregate amount of Advances against Eligible Collateral owned by such Borrower, an amount equal to the Net Sales Proceeds from such Housing Unit sale, and, if applicable, any additional amounts owed pursuant to Paragraph C(9). To the extent that such Net Sales Proceeds are held by the title company closing such sale or any other Person, such Borrower shall take all action requested by Agent to cause such Net Sales Proceeds to be paid directly to Agent. If a Borrower collects or receives any such Net Sales Proceeds, such Borrower will forthwith, upon receipt, transmit and deliver to Agent, in the form received, all cash, checks, drafts, chattel paper, and other instruments or writings for the payment of money (endorsed without recourse, where required, so that such items may be collected by Agent).

             11. Construction and Sales Records. Each Borrower shall, at all times, maintain complete and accurate records of its construction and sales activities and shall, upon prior notice thereof by Agent, permit Agent and any Bank to review such records upon request by Agent at any time and from time to time during regular business hours. Such records shall include, without limitation, (i) any and all documents, instruments, contracts and agreements relating to the construction or sale of Housing Units entered into by such Borrower with or for the benefit of purchasers, contractors, subcontractors, or other Persons, as applicable, (ii) lien waivers and releases with respect to all construction in place, (iii) requests for disbursement and vouchers submitted by contractors, subcontractors, or other Persons, and (iv) all permits, licenses and approvals necessary for the continuation and completion of construction.

             12. Discharge of Liens; Protection of Collateral. At their option and upon written notice to Borrowers, Banks or Agent on behalf of Banks, at the instruction of the Required Banks, may discharge taxes, Liens, or security interests or other encumbrances at any time levied or placed on the Collateral, may pay for insurance on the Collateral, and may pay for the maintenance and preservation of the Collateral. Subject to Borrowers' rights to contest the same pursuant to the provisions of the Deeds of Trust, should Borrowers fail or refuse to make any payment, perform any covenant or obligation, observe any condition, or take any action that Borrowers are obligated hereunder to make, perform, observe, take, or do, at the time or in the manner herein provided, then Agent may, on behalf of Banks, at the instruction of the Required

Banks, without notice to or demand upon Borrowers and without releasing Borrowers from any obligation, covenant or condition hereof, make, perform, observe, take, or do the same in such manner and to such extent as Agent on behalf of Banks may deem necessary to protect the security of this Agreement. Banks shall reimburse Agent for each Bank's proportionate share of all such expenditures upon receipt from Agent of notice of such expenditure and request for payment. Borrowers agree to reimburse Agent, for the benefit of Banks, on demand, for any payment made or any expense incurred by Agent pursuant to the foregoing authorization, together with interest thereon at the rate of two percent (2%) per annum greater than the Prime Rate, as the same may change from time to time, from the date of expenditure; any such payments and expenditures, together with interest thereon, shall be added to the aggregate amount of outstanding Advances under the Loan Documents and shall be secured by the Loan Documents.

D. ADDITIONAL PROVISIONS RELATING TO REMEDIES AND EVENTS OF DEFAULT DURING A SECURED CONVERSION PERIOD OR A MODIFIED SECURED
CONVERSION PERIOD. During a Secured Conversion Period or a Modified Secured Conversion Period,

              1. Remedies of Banks. If any Event of Default occurs, Agent on behalf of Banks, shall at the written request of the Required Banks, or may, solely with the written consent of the Required Banks, at its option and without presentment, demand, protest, or notice of legal process of any kind, all of which are hereby expressly waived by Borrowers, do any one or more of the following (in addition to all other rights and remedies provided for in the Agreement):

                         a.         Obtain the appointment of a receiver of the
businesses and assets of Borrowers;

                         b.         Take possession of the Collateral and, as
applicable for the type of Collateral, use it or remove it from Borrowers' business premises;

                         c.         If applicable, require that Borrowers
assemble all or any portion of the Collateral and make it available to Agent at a place designated by Agent;

                         d.         As applicable, foreclose all security
interests in or liens on the Collateral in the manner provided under the Arizona Uniform Commercial Code. Expenses of retaking, holding, preparing for sale, selling or the like shall include Banks' reasonable attorneys' fees and legal expenses;

                         e.         As to any Collateral consisting of real
property, foreclose all liens in the manner provided under the laws of the state where such property is located and pursue all other remedies thereunder;

                         f.         Exercise all the remedies of a secured party
under the Uniform Commercial Code as enacted in Arizona;

                         g.         As applicable for the type of Collateral,
enter upon any premises where the Collateral may be located, exclude Borrowers therefrom and take immediate possession of the Collateral, either personally or by means of a receiver appointed by a court therefor, using necessary force, and Agent may, at Agent's option, use, operate, manage and control the Collateral in any lawful manner or business and may collect and receive all rents and income therefrom and collect, compromise, extend, modify, repair, renovate, alter or remove all or part of the Collateral as Agent may determine in Agent's discretion, and any monies so collected or received by Agent shall be applied to, or may be accumulated for application upon, the payment of all costs and expenses payable by Borrowers hereunder, including without limitation all costs and expenses of Agent's taking and maintaining possession of the Collateral, reasonable management fees for such operation thereof, all costs and expenses of such actions and counsel fees in a reasonable sum with the remainder, if any, to be applied upon the Notes, as the same may have been accelerated, the application of all such monies to be made in accordance herewith;

                         h.         Take immediate possession of all records,
instruments, documents and writings of Borrowers pertaining to the Collateral, without notice or demand and without resort to legal process, and for such purpose to enter upon any premises on which such records, instruments, documents, writings or any part thereof may be situated and remove the same therefrom;

                         i.         Retain the funds due or to become due on the
Collateral or other rights to payment in satisfaction of the obligations secured hereunder by sending written notice of such election to Borrowers, but unless such written notice is sent by Agent as aforesaid, retention of such funds or rights to payment shall not be in satisfaction of any obligation under the Agreement;
                         j.         If the proceeds realized from disposition of
the Collateral shall fail to satisfy all of the obligations of Borrowers to Banks, Borrowers shall pay any deficiency balance to Agent, for the benefit of Banks, upon demand.

              2. No Waiver of Remedies. In the election of any remedy, Agent and Banks shall not be deemed to have waived any right with respect to any other remedies. In all cases, Agent invoking any remedy shall be entitled to recover from Borrowers Agent's reasonable costs incurred in connection therewith, including reasonable attorneys' fees, whether or not suit is brought.

              3. Possession by Agent. In the event Agent takes possession of the Collateral or a receiver appointed upon Agent's application takes possession of the Collateral, Agent or the receiver may use such Collateral or cause the same to be used by its agents or other persons without charge or cost whatsoever to Agent or the receiver for such use and without compensation therefor to Borrowers during the exercise by Agent or the receiver of any rights or powers herein contained with reference thereto, as well as pending any sale thereof or pending any foreclosure proceedings and during and at all times Agent may, by legal proceedings or otherwise, cause a receiver or agent to be placed and maintained upon the premises upon which the Collateral may be situated and neither the present nor the entry of such receiver or such agent in or upon such premises and the use of such premises shall be deemed a trespass thereupon or an interference with any person's possession thereof.

              4. Proceeds of Disposition. Any proceeds of any sale, lease, or other disposition of any of the Collateral by Agent may be applied by Agent to the payment of reasonable costs and expenses in connection with the enforcement of this Agreement and the Loan Documents, including without limitation the reasonable costs and expenses of retaking, holding, preparing for and in connection with such sale, lease or other disposition, reasonable attorneys' fees and legal expenses, and any balance of such proceeds may be applied by Agent toward payment of the indebtedness of Borrowers to Banks in such order of application as the Required Banks may from time to time instruct.

              5. Rights of Entry. Upon the occurrence of any Event of Default hereunder, Agent shall be entitled to enter upon and use Borrowers' business premises and shall be entitled to use Borrowers' equipment and facilities in selling, leasing, or otherwise disposing of any of the Collateral, or exercising its remedies as a secured creditor under the Arizona Uniform Commercial Code and Borrower shall not be entitled to charge or collect any rental or other fee for such use by Agent.

              6. Receipt of Proceeds. Upon any such sale, lease, or other disposition of the Collateral by Agent (whether by virtue of a power granted in any security agreement, pursuant to judicial process, or otherwise), the receipt of Agent or the officer making such sale, lease, or other disposition, shall be a sufficient discharge to the person or persons making payment for such sale, lease, or other disposition of the Collateral and such person or persons shall not be obligated to see to the application of any part of the money paid over to Agent or such officer or be answerable in any way for the misapplication or nonapplication thereof.

              7. Actions Relating to Collateral. As to any matters relating to the Collateral, Banks hereby appoint and authorize Agent to take such action as agent on their behalf and to exercise such powers under the Loan Documents as are delegated by the terms thereof, together with such powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, Banks hereby authorize Agent to release Collateral, subject to the terms of this Schedule "2.22", and to execute on behalf of Banks all documents and to take all other actions necessary to effect such release. As to any matters not expressly provided for by this Agreement or the other Loan Documents (including without limitation, enforcement of rights against any Collateral prior to or after the Facility Termination Date), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks and such instructions shall be binding upon all Banks; provided, however, that Agent shall not be required to take any action that exposes Agent to personal liability or that is contrary to this Agreement, any other Loan Documents or applicable law.

              8. Agent's Reliance. Etc. Neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Schedule "2.22", except for its or their own gross negligence or willful misconduct.
Without limiting the generality of the foregoing, Agent: (i) may consult with legal counsel (including counsel for Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of Borrowers or to inspect the Collateral or other property (including the books and records) of Borrowers; (iv) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram or telefax) believed by it to be genuine and signed or sent by the proper party or parties.